SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                               September 19, 2002


                           CHAMPPS ENTERTAINMENT, INC.
               (Exact name of registrant as specified in charter)


          Delaware                                  0-22639                                04-3370491
-----------------------------            ------------------------------            ---------------------------
-----------------------------            ------------------------------            ---------------------------
      (State or other                      (Commission file number)                      (IRS employer
      jurisdiction of                                                                  identification no.
       incorporation)



             5619 DTC Parkway, Suite 1000, Englewood, Colorado 80111
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (303) 804-1333
                                 --------------









              There are 2 pages in this Report, including exhibits.

Item 5.  Other Events

         On September 13, 2002, William H. Baumhauer, its chairman, chief executive officer and president, informed the company that he has entered into a stock trading plan. Under this plan, Mr. Baumhauer will exercise stock options to purchase up to 1,009,000 shares of common stock of Champps over the next 10 months. These stock options expire June 30, 2003.
         Mr. Baumhauer will use the net proceeds of the stock sales to pay the exercise price of the stock options, to reimburse Champps for required withholding taxes in connection with the exercises, and to pay additional income taxes that he will owe as a result of the exercises. Mr. Baumhauer also intends to repay the outstanding loan made by Champps to him in the principal amount of $550,000 plus accrued interest. Under the stock trading plan, only the number of shares necessary to pay these amounts will be sold. Consequently, Mr. Baumhauer's ownership interest in Champps is expected to increase as a result of his exercise of the stock options.
         The plan adopted by Mr. Baumhauer complies with the requirements of Rule 10b5-1 of the Securities and Exchange Commission. This rule permits employees to adopt written plans at a time when they are not aware of material nonpublic information and to sell shares according to the plan on a regular basis, regardless of any subsequent nonpublic information they receive or the price of the stock at the time of the sale. Plans permitted under the rule allow an employee to minimize the market effect of sales by spreading them over a more extended period than the traditional trading "windows" permitted under typical insider trading policies, and also avoid being prohibited from selling any shares for long periods of time due to nonpublic information they may possess during the traditional "windows."




                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             CHAMPPS ENTERTAINMENT, INC.



Date:  September 19, 2002
                                             By: /s/William H. Baumhauer
                                             -----------------------------------
                                                William H. Baumhauer
                                                Chief Executive Officer